CODE OF ETHICS
McCarthy & Cox Retirement & Estate Specialists LLC January 2024

TABLE OF CONTENTS
I.OVERVIEW    1
II.CERTIFICATION    1
A.Initial Certification    1
B.Acknowledgment of Amendments    1
III.COMPLIANCE    1
IV.PERSONAL SECURITIES TRANSACTIONS    2
A.Initial Public Offerings and Private or Limited Offerings    2
B.Interested Transactions    3
C.Reporting Requirements    3
D.Initial Holdings Report    3
E.Annual Holdings Report    4
F.Quarterly Transaction Reports    4
G.Exempt Transactions    4
H.Monitoring and Review of Personal Securities Transactions    5
V.INSIDER TRADING    5
VI.THEFT, EMBEZZLEMENT, AND MISAPPLICATION OF FUNDS    6
VII.CONFLICTS OF INTEREST/OUTSIDE ACTIVITIES    6
A.Conflicts of Interest    6
B.Outside Employment and Activities    7
C.Gifts and Entertainment    7
D.Reporting Requirements    8
IX.CONFIDENTIALITY AND DISCLOSURE OF INFORMATION    8
A.Privacy    8
B.Confidential Client Information    8
C.Nondisclosure of Confidential Client Information    9
D.Security of Confidential Personal Information    10
E.Enforcement and Review of Confidentiality and Privacy Policies    10
F.Service as a Director    10
G.Proprietary Information    10
H.Information Security    10

127 W.5th Street | Marysville, OH 43040 | 937.644.0351 www.mccarthyandcox.com

I.Software Privacy    11
J.Copyright and Trademark Protection    11
K.Ownership of Work Product    11
L.Use of Corporate Name and Letterhead    11
M.Relationship with the Media    11
X.WORKPLACE CONDUCT    11
A.General Conduct    11
B.Employment at Will    11
C.Equal Opportunity and Diversity    11
D.Policy Against Harassment    12
E.Electronic Communications    12
XI.REPORTING VIOLATIONS AND SANCTIONS    12
A.Reporting Violations of the Code    12
B.Reporting Violations of Federal Securities Laws: Whistleblower Provisions    12
XII.FURTHER INFORMATION    13
XIII.RECORDS    13

127 W.5th Street | Marysville, OH 43040 | 937.644.0351 www.mccarthyandcox.com

CODE OF ETHICS

I.OVERVIEW

McCarthy & Cox Retirement & Estate Specialists LLC (hereinafter referred to as “Advisor”), in his or her capacity as an investment adviser registered with the Securities and Exchange Commission (“SEC”), engages in activities governed by federal and state rules and regulations. Advisor owes a fiduciary duty to its advisory clients. Accordingly, Advisor’s employees, officers, directors, and Investment Adviser Representatives (“IARs”) must avoid activities, interests, and relationships that run contrary (or appear to run contrary) to the best interests of Advisor’s investment advisory clients. This Code of Ethics/Conduct (“Code”) provides the avenue for ensuring that the conduct of Advisor’s supervised persons1 is consistent with the firm’s responsibilities, goals, and overall mission.

This Code embodies not only legal and regulatory requirements, but also the standards by which all supervised persons must conduct themselves. Additionally, it provides general guidance on the ethical principles that supervised persons must follow. Because no guideline can anticipate all situations, however, we must depend on the basic honesty and good judgment of every individual and be sensitive to the way others see us and may interpret our actions. Any reference to “employee” in this Code refers to all IARs, as well as full- or part-time employees and interns, all of whom are supervised persons and some of whom may also be access persons.2 Any questions relating to the rules, topics, or policies described in this Code should be directed to Advisor’s chief compliance officer (“CCO”).
II.CERTIFICATION

A.Initial Certification
All supervised persons will be provided with a copy of the Code and must initially certify by submitting the Initial Compliance Attestation via SmartRIA that they (i) have received a copy of the Code, (ii) have read and understand all provisions of the Code, and (iii) agree to abide by the Code. In addition, all access persons must report all “personal” account holdings, as required by the Code.
B.Acknowledgment of Amendments
All supervised persons shall receive any amendments and/or revisions to the Code and must certify via SmartRIA that they (i) have received a copy of the amendment(s) or revision(s), (ii) have read and understand the amendment(s) or revision(s), and (iii) agree to abide by the Code as amended or revised.
III.COMPLIANCE

The financial services industry is heavily regulated and subject to a variety of federal and state laws and regulations. The primary law surrounding our business as a federally registered investment adviser is the Investment Advisers Act of 1940 (“Advisers Act”), as amended. Additional federal and state laws, rules, regulations pertaining to securities, insurance, privacy, money laundering, health and safety, and employment may also apply.
These rules and regulations affect how we transact and process investment advisory business on a daily basis to service our clients, maintain applicable books and records, and supervise all supervised persons. It is our philosophy and intention to comply fully with all applicable laws, rules, and regulations. Although Advisor’s supervised persons are not expected to be experts on legal and regulatory matters, they are expected to be familiar
1 “Supervised persons” consist of the firm’s directors, officers, and partners of Advisor (or other persons occupying a similar status or performing similar functions); employees of Advisor; and any other persons who are involved in any manner with Advisor’s investment adviser activities or who provide investment advisory services on behalf of Advisor subject to Advisor’s supervision or control, including, but not limited to, all IARs and employees.
2 An “access person” is any supervised person who has access to nonpublic information regarding any client purchase or sale of securities or the holdings in reallocations of any model portfolio managed by Advisor or its supervised persons, or who is involved in making nonpublic securities recommendations to clients or who has access to such recommendations that are nonpublic. For the purposes of this Code, access persons include, but may not be limited to, all IARs and employees, as well as all directors, officers, and partners of the Advisor. All access persons must read and ensure that they understand all provisions of the Code and agree to abide by the Code. In addition, all access persons must report all personal account holdings as required by the Code.
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with the laws and regulations within their areas of responsibility and are required to comply with all applicable federal and state securities laws, rules, and regulations. This familiarity should be enough to identify an issue and contact the CCO for guidance to help ensure that Advisor maintains compliance with all applicable laws, rules, and regulations.
IV.PERSONAL SECURITIES TRANSACTIONS

The interests of Advisor’s clients must at all times be placed first. Access persons may not trade in such a way as to obtain a better price for themselves than for Advisor’s clients, knowingly cause an actual or a potential conflict of interest absent full and complete advance disclosure of such conflict, or personally benefit in any way (except normal and customary compensation) from such transactions placed on behalf of Advisor’s client accounts.
Advisor’s supervised persons may not place trades for an access person’s own account or an account over which the access person has discretionary authority or control (e.g., POA, trustee, executor custodian) or a beneficial ownership3 (“Personal Account”) ahead of those for Advisor’s client accounts. The CCO or a designee will monitor the trading activity in an access person’s Personal Accounts and will compare such trading activity to Advisor’s client accounts. Absent extenuating circumstances clearly illustrating that the transaction does not represent a conflict of interest (e.g., worse price than that of the client), transactions determined by the CCO or a designee to conflict with the interests of Advisor’s clients will be adjusted to reflect the better price for the client whenever reasonable or practical, with all adjustment costs charged to the access person.
Access person’s personal securities transactions may be “batched” or “block traded” with Advisor’s client transactions at an average price. Access persons who wish to enter their personal securities transactions separate from Advisor’s client transactions must enter Advisor’s client transactions before entering the access person’s personal securities transactions.
A.Initial Public Offerings and Private or Limited Offerings
In accordance with the provisions of this Code, Advisor does not allow its access persons to participate in initial public offerings without prior approval of the CCO. In addition, no access person shall acquire a beneficial ownership of any securities in a limited offering or private placement without the prior approval of the CCO.

B.Interested Transactions
No supervised person shall recommend any security for a client that the supervised person also owns without first having disclosed to the client any material conflict of interest that may exist that could adversely impact the supervised person’s fiduciary obligation to act solely in the best interests of clients, including, without limitation:
•Any material beneficial ownership of any securities of such issuer;
•Any contemplated material transaction by such person in such securities;
•Any employment or board of director position with such issuer or its affiliates; and
•Any present or proposed business relationship between such issuer (or its affiliates) and such person (or any party in which such person has a significant interest).
Supervised persons should contact the CCO with any questions about the material nature of a conflict or potential conflict.
C.Reporting Requirements
3 “Beneficial ownership” shall be interpreted in the same manner as under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and shall mean any person who, directly or indirectly, has or shares an interest in the securities held in the account. Persons with a “direct” interest in an account include the access person, as well as the spouse or any dependent of the access person. Persons with an “indirect” interest include any member of the access person’s immediate family sharing the same household. “Immediate family” is defined to include any child, stepchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include all adoptive relationships.
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Advisers Act Rule 204-2(a)(13)(i) requires investment advisers to maintain records of the personal securities holding reports and transaction reports required to be submitted to Advisor by its access persons in accordance with Rule 204A-1. This rule is designed to provide advisory firms with the information they need to identify instances of insider trading, front running, and other possible violations of the Advisers Act.
D.Initial Holdings Report
Access persons of the firm must report their reportable securities4 holdings within 10 days of association with Advisor, and annually thereafter. Accounts that can hold reportable securities, even if they currently do not, require disclosure initially and annually thereafter. The information must be provided for any security in which the access person has any direct or indirect beneficial ownership as defined herein and must be current as of a date not more than 45 days prior to association with Advisor. Initial Holdings Reports are submitted via SmartRIA using the Initial Personal Securities Holdings Certification which includes at a minimum:
•The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security;
•The name of any broker, dealer, bank, or other financial institution with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•The date the access person submits the report.

E.Annual Holdings Report
Each access person shall, no later than February 15 of each year, submit an Annual Report of Personal Securities Holdings via SmartRIA containing the same information required in the initial holdings report described above. The information submitted must be current as of a date no more than 45 days before the annual report is submitted.
F.Quarterly Transaction Reports
Each access person who maintains a Personal Brokerage Account or reportable securities in an account held away from Advisor shall, within 30 days of the end of each calendar quarter, submit a Quarterly Report of Personal Securities Transactions of all reportable securities transactions effected during the calendar quarter, regardless of whether he or she had reportable securities transactions via SmartRIA. Data feeds if available and or Duplicate account statements and trade confirmations for brokerage accounts held away that uploaded into SmartRIA will fulfill the quarterly reporting requirement.
Each Quarterly Report of Personal Securities Transactions must include a linked data feed or duplicate account statements and/or a trade confirmation and, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
•The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•The nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);
•The price of the reportable security at which the transaction was effected;
4 “Reportable security” refers to any security as defined in Section 202(a)(18) of the Advisers Act, except for (i) transactions and holdings in direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless Advisor or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) transactions in units of a unit investment trust (UIT) if the UIT is invested exclusively in mutual funds, unless Advisor or a control affiliate acts as the investment adviser or principal underwriter for the fund.
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•The name of the broker, dealer, bank, or other financial institution with or through which the transaction was effected; and
•The date the access person submits the report.
G.Exempt Transactions
An access person need not submit a report:
•With respect to securities held in accounts over which the access person had no direct or indirect influence or control;
•With respect to transactions effected pursuant to an automatic investment plan; or

•If the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records, as long as you receive the confirmations or statements no later than
30 days after the end of the applicable calendar quarter.

H.Monitoring and Review of Personal Securities Transactions
The CCO or a designee will monitor and review all reports required to be submitted under the Code for compliance with Advisor’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO or a designee may also initiate inquiries of access persons regarding personal securities trading.
Access persons are required to cooperate with such inquiries and Advisor’s monitoring or review procedures. Transactions for any CCO accounts will be reviewed and approved by James Cox or another designated supervisory person. The CCO or a designee shall identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.
V.INSIDER TRADING

Insider trading and stock tipping can result in civil or criminal penalties under federal securities laws, for both the individual and Advisor, including disgorgement of profits, stiff monetary fines, and imprisonment. “Insider trading” is defined as the buying or selling of securities while in possession of material, nonpublic information about a company in breach of a fiduciary duty or other relationship of trust or confidence. “Stock tipping” means disclosing material, nonpublic information about a company to someone else to enable that person to trade the security on the basis of such information.
A supervised person’s position with Advisor may provide that person with access to material, nonpublic information about a particular company. Material, nonpublic information includes information that is not available to the public at large that would be important to an investor in making a decision to buy, sell, or retain a security.
Common examples of information that will frequently be considered “material” include, but are not limited to, projections of future earnings or losses; news of a pending or proposed merger or acquisition, tender offer, or exchange offer; changes in dividend policies, the declaration of a stock split, or the offering of additional securities; significant changes in management; significant new products or discoveries; impending financial liquidity problems; and trading activity in client accounts. It should be noted that either positive or negative information may be material.
If you are in possession of inside information that could influence an investor’s decision to purchase or sell a security, you must not act upon that information or pass the information along to others. After the information has been publicly disclosed through appropriate channels, a supervised person should allow a reasonable time to elapse before trading in the security, subject to Advisor’s policies, to allow for public dissemination and
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evaluation of the information. Generally, as soon as the information is reported on any newswire, it has become public knowledge.
Before executing any trade for yourself or others, whether in an immediate family member’s account or a client’s account, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you must consult the CCO or designee prior to executing the transaction. As part of Advisor’s procedures any unusual trading activity is reported to the CCO or designee. The CCO or designee will also look for evidence of insider trading as part of Advisor’s routine review of transactions.

All access persons of Advisor are required to attest annually to their understanding and compliance with Advisor’s Insider Trading Policy.
VI.THEFT, EMBEZZLEMENT, AND MISAPPLICATION OF FUNDS

Advisor holds each supervised person responsible for maintaining accurate and complete records. Anyone who embezzles, steals, or willfully misappropriates any monies or funds will suffer immediate termination, in addition to being subjected to fines, imprisonment, or both, from the appropriate authorities.
VII.CONFLICTS OF INTEREST/OUTSIDE ACTIVITIES

A.Conflicts of Interest
Advisor’s reputation for integrity is its most valuable asset. This reputation is directly affected by the conduct of its supervised persons. For this reason, supervised persons must not use their positions for private gain, to advance personal interests, or to obtain favors or benefits for themselves, members of their families, or any other individuals, corporations, or entities.
A basic premise of this Code is that each supervised person represents Advisor’s community as a whole and is obligated to act in Advisor’s best interest, and in the best interests of Advisor’s clients, without regard to the supervised person’s personal or financial interests or activities. Supervised persons are expected to recognize and avoid those situations where personal or financial interests or relationships might influence, or appear to influence, the supervised persons’ judgment on matters affecting our firm.
Supervised persons should understand that a conflict of interest might arise when there is a mere opportunity for conflict to occur. Although supervised persons may not intend to create a conflict of interest, they should manage their affairs to avoid even the appearance of such a conflict. If a supervised person has any doubt about a certain situation, he or she should immediately contact the CCO.
Conflicts among client interests. Conflicts of interest may arise where the interests of one advisory client are favored over those of another advisory client. Advisor prohibits favoritism of one client over another where such favoritism would constitute a breach of fiduciary duty.
Competing with client trades. Supervised persons are prohibited from using knowledge about pending or actual securities transactions for clients in order to profit personally as a result of such transactions, including profiting by purchasing or selling securities in advance of or in conflict with client transactions. Conflicts raised by personal securities transactions are more fully addressed in Section IV of this Code.
Disclosure of personal interest. Access persons are prohibited from recommending, initiating, or implementing any security transaction for a client without having first disclosed to the client any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, which would constitute a breach of fiduciary duty.
Referrals. Advisor may from time to time execute referral agreements between or among Advisor and outside professionals (e.g., attorneys, accountants). In all cases, these referral fee arrangements must be preapproved by
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Advisor and be subject to Advisor’s written Solicitors Agreement. In addition, any disclosures required by federal or state statutes, regulations, or rules must also be provided.

B.Outside Employment and Activities
Acceptance of outside speaking engagements, election to the board of directors of other organizations, and participation in political activities or activities on behalf of outside organizations represent potential conflicts of interest for Advisor and its supervised persons. All IARs must disclose any outside business activity by completing a Outside Business Activities and Relationships Certification via SmartRIA. This form must be received and approved by the CCO prior to the IAR engaging in the disclosed activity and may also need to be disclosed in the IAR’s Form ADV Part 2B brochure supplement. Please direct any questions to the CCO.
C.Gifts and Entertainment

The offer or receipt of gifts, gratuities, meals, or entertainment may give rise to an appearance of impropriety or may create a potential conflict of interest.

Advisor has adopted the following policies to guide supervised persons with respect to gifts and entertainment:
•Supervised persons should not accept or provide any gifts or favors that could influence the decisions the supervised person or the recipient may make in business transactions involving Advisor, or that others might reasonably believe could influence those decisions.
•Modest gifts in value of $250 or less per person per year may be accepted or given, subject to the reporting requirements discussed below. Entertainment that is not as frequent or excessive as to raise issues of propriety and that conforms to generally accepted business practices may also be permissible.
•Advisor’s policies relating to the conduct of supervised persons giving or receiving gifts must be followed.
•Supervised persons may not, on behalf of Advisor or in connection with any transaction or business of Advisor, directly or indirectly give, offer, or promise anything of value to any individual, business entity, organization, governmental unit, public official, political party, or any other person for the purpose of influencing the actions of the recipient.
Supervised persons are reminded that providing gifts and/or entertainment in exchange for client referrals, testimonials from current clients or endorsements from non-clients imputes requirements for the Advisor under Advisers Act Rule 206(4)-1 (“the Marketing Rule”). As such, absent approval from the Chief Compliance Officer, supervised persons are prohibited from providing compensation (cash or non-cash, including but not limited to offering a reduction in the client’s management or consulting fees) in exchange for referrals, testimonials or endorsements, aside from gifts of nominal value ($250 or less) provided after the fact and are prohibited from marketing the availability of such gifts.
Examples of nominal thank-you gifts could include, but are not limited to:
•Flowers
•Bottle of wine
•Movie tickets
•Gift baskets

Investment adviser representatives who wish to compensate third parties for client referrals, testimonials or endorsements above the nominal value limit are required to adhere to the applicable section(s) of the Advisor’s Compliance Manual and receive approval from the Chief Compliance Officer before engaging in such compensated arrangements.
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D.Reporting Requirements

•Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Advisor, including gifts and gratuities with an aggregate value in excess of $250 per year from each donor, must report to and obtain consent from the CCO before accepting such gift.
•Any supervised person who provides, directly or indirectly, anything of value to any person or entity that does business with or on behalf of Advisor, including gifts and gratuities with an aggregate value in excess of $250 per year from each donor, must report to and obtain consent from the CCO before making such gift.
•This reporting requirement does not apply to bona fide dining or bona fide entertainment, provided that a representative of the company hosting the event is present.
•This gift reporting requirement is for the purpose of helping Advisor monitor the activities of its supervised persons. The reporting of a gift does not, however, relieve any supervised person from the obligations and policies set forth in this section or anywhere else in this Code.
If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.
IX.CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

A.Privacy
Customers, representatives, and employees expect Advisor and its supervised persons to keep information regarding their personal and business affairs in strict confidence at all times. Our Privacy Policy also requires us to do so. Regulation S–P, resulting from the Gramm-Leach-Bliley Act (also known as the Financial Services Modernization Act), requires all financial institutions, including registered investment advisers such as Advisor, to provide customers with notices of the institution’s privacy policies and practices. The notice must be given at the inception of the relationship and annually thereafter. All supervised persons need to be aware of Advisor’s Privacy Policy and must follow the procedures of such policy.
B.Confidential Client Information
In the course of investment advisory activities of Advisor, the firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Advisor to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”).
The unauthorized use or release of Confidential Client Information during or after employment and/or association with Advisor is a breach of this Code. Confidential Client Information with respect to Advisor, its customers, prospective customers, suppliers, shareholders, and employees acquired in the course of business is to be used solely for legitimate business purposes and should never be discussed with or divulged to unauthorized persons. The need for confidentiality prohibits disclosure to anyone not required to know such information, including family, friends, and acquaintances.
All Confidential Client Information, whether relating to Advisor’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information should be resolved by erring on the side of confidentiality.
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C.Nondisclosure of Confidential Client Information
All information regarding Advisor’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s Privacy Policy and the client’s direction. As a matter of Advisor does not share Confidential Client Information with any third parties, except in the following circumstances:
•As necessary to provide services that the client has requested or authorized or to maintain and service the client’s account. Advisor will require that any financial intermediary, agent, or other service provider utilized by Advisor (such as broker/dealers or other investment advisors) comply with substantially similar standards for nondisclosure and protection of Confidential Client Information and use the information provided by Advisor only for the performance of the specific service requested by Advisor;
•As required by regulatory authorities or law enforcement officials who have jurisdiction over Advisor or as otherwise required by any applicable law; and
•To the extent reasonably necessary to prevent fraud, unauthorized transactions, or liability.
In addition to Confidential Client Information, supervised persons may have access to other confidential information, including, representatives’ or other supervised persons’ personal and financial information, business relationships, account balances, trading history, or other transactions with Advisor. Examples of other confidential information include, but are not limited to, corporate policies, objectives, goals, and strategies; lists of clients, customers, vendors or employees; supervised person and customer records; other materials such as graphs, memoranda, documents, manuals, written procedures, reports, and records; software or hardware for use in computer or word processing equipment; and training materials, bulletins, and similar originals or copies of records, whether or not the supervised person has contributed to their creation.
All supervised persons are prohibited, either during or after the termination of their employment or association with Advisor, from disclosing Confidential Client Information or other confidential information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information or other confidential information only to such other supervised persons who need to have access to such information to deliver the Advisor services to the client or as may otherwise be required by rule or regulation.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information, and, upon termination of their employment and/or association with Advisor, they must return any authorized copies and originals of all such documents to Advisor.

Any supervised person who violates the nondisclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information, as well as potential litigation.
D.Security of Confidential Personal Information
Advisor enforces the following policies and procedures to protect the security of Confidential Client Information:
•The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Advisor services to clients.
•Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure file.

•All electronic or computer files containing any Confidential Client Information shall be password-secured and firewall-protected from access by unauthorized persons.
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•Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
E.Enforcement and Review of Confidentiality and Privacy Policies
The CCO is responsible for reviewing, maintaining, and enforcing Advisor’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.
F.Service as a Director
No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designee and following a determination that such board service would not be inconsistent with the interest of Advisor’s clients.
G.Proprietary Information
The responsibility belongs to all supervised persons to protect the confidentiality of Advisor’s proprietary information and other personal information, computer vendors’ software, and other confidential or proprietary information. Any contractual agreements must be treated as trade secrets belonging to Advisor. It is vital that all supervised persons realize that proprietary systems information, such as program code, record formats/layouts, and vendor documentation, must not be used inappropriately or disclosed to unauthorized persons.
H.Information Security
Information resources (e.g., data, reports, e-mail, communication, memos) are corporate assets and must be protected against all forms of unauthorized access, use, disclosure, modification, or destruction, whether accidental or intentional. Security controls exerted over these resources should be consistent with the value of the information source.

I.Software Privacy
Supervised persons and affiliates of Advisor are required to use software in accordance with the licenses for the software.
J.Copyright and Trademark Protection
Supervised persons should respect the copyright and trademark protections of any materials utilized, including written materials, software programs, electronic images, and recordings.
Such materials should not be used, distributed, or copied unless authorized. Supervised persons should respect the trademark rights of other entities. Any use of another entity’s trademark must be authorized in writing by that entity.
Supervised persons must protect Advisor’s own copyrights, trademarks, service marks, and trade names. Use of Advisor’s copyrights, trademarks, service marks, and trade names must always conform to Advisor’s then-current standards and policies.
K.Ownership of Work Product
Any work product created on Advisor’s time and/or using Advisor’s resources or information, or work created at the direction of Advisor’s officials or in connection with or related to Advisor’s business, shall be the sole and exclusive property of Advisor. All rights and privileges associated with such work product will be exclusively Advisor’s.
L.Use of Corporate Name and Letterhead
Advisor’s name, logo, or corporate letterhead may not be used for any purpose other than in the normal course of official company business, unless expressly approved by the Managing Partner.
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M.Relationship with the Media
Advisor’s relationship with the media is an important one that affects our image in the community. Employees should refer all questions or requests for information from reporters or other media representatives to the Managing Partner to ensure consistency and accuracy of information.
X.WORKPLACE CONDUCT

A.General Conduct
Advisor expects all employees to conduct themselves in a professional and appropriate manner. Employee conduct extends beyond the workplace environment to any business or work-related functions or activities that may reflect on Advisor. Advisor will not tolerate any inappropriate behavior, including any threat of violence or harassment. Any conduct that is deemed inappropriate or that interferes with business operations will not be tolerated. Please see the Employee Manual for further details on this and other aspects of workplace conduct.
B.Employment at Will
All employees of Advisor are employees “at will,” meaning that either the company or the employee may terminate the employment relationship at any time and for any reason.
C.Equal Opportunity and Diversity
Advisor values diversity in the workplace and among our clients. Advisor is committed to a policy of nondiscrimination and equal opportunity for all employees and qualified applicants, without regard to race, color, religion, gender, sexual orientation, age, national origin, ancestry, disability, or any other categories protected by state or federal law.
D.Policy Against Harassment
Advisor is committed to a workplace free of harassment, including harassment based on race, religion, age, gender, sexual orientation, military or veteran status, or any other characteristic protected by state or federal law. Harassment includes verbal or physical conduct designed to threaten, intimidate, or coerce. Sexual harassment is broadly defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature. We encourage any employee who believes he or she has been subjected to sexual harassment to report it to his or her direct manager or Tony Dalton.
Physical or verbal abuse by any employee that harasses, disrupts, or interferes with another’s work performance, or that creates an offensive, intimidating, or hostile work environment, will not be tolerated. Any employee engaged in harassment practices will be disciplined appropriately, which may include immediate termination.
E.Electronic Communications
Electronic communication systems (e.g., facsimile, e-mail, voicemail, Intranet, phone, instant messaging) are corporate properties. As such, Advisor has the right to monitor and review any use of these systems, including reviewing the content of any communications. Electronic communications are archived to comply with the record-retention requirements of Rule 204-2 of the Advisers Act. Adviser utilizes Global Relay to archive required electronic business communications.
XI.REPORTING VIOLATIONS AND SANCTIONS

A.Reporting Violations of the Code
All supervised persons, including all employees, are required to promptly report to the CCO or to Advisor’s Legal Counsel all potential violations of the Code.
The CCO or Legal Counsel will investigate all potential violations of the Code. If a violation did not involve fraud, willful deceit, or manipulative practices in violation of Section 206 of the Advisers Act and is therefore not considered to be a “material” violation of the Code, however, the CCO or Legal Counsel, or his or her respective designee, may choose to prepare and maintain a written record of such finding to a reporting file created for this purpose, in his or her sole discretion.
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CODE OF ETHICS
The CCO or Legal Counsel will consider material reports made hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fines or assessments, disgorgement of profits, the rescission of trades, or suspension or termination of the supervised person’s association with Advisor.
B.Reporting Violations of Federal Securities Laws: Whistleblower Provisions
Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act authorizes the SEC to pay rewards to individuals who provide information about a possible securities law violation (referred to as a “whistleblower”) that has occurred, is ongoing, or is about to occur and that leads to successful SEC enforcement actions and certain related actions. Potential whistleblowers must identify themselves as seeking a reward and provide a sworn statement that the information they provided is true. If the SEC collects more than $1 million based upon the information provided by the whistleblower, then the whistleblower may receive between 10 percent and 30 percent of the total amount collected.
A whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information, he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. It is unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.
Generally, Compliance and internal audit personnel will not be considered for whistleblower awards. In certain circumstances, however, they could become whistleblowers when:
•The whistleblower believes disclosure may prevent substantial injury to the financial interest or property of the firm or investors.
•The whistleblower believes that the firm is engaging in conduct that will impede an investigation.
•At least 120 days have elapsed since the whistleblower reported the information to his or her supervisor, or the firm’s audit committee, Legal Counsel, or CCO, or at least 120 days have elapsed since the whistleblower received the information if the whistleblower received it under circumstances indicating that these people are already aware of the information.
All supervised persons who have information about a possible securities law violation are strongly encouraged to report it to the CCO or Legal Counsel prior to going to the SEC to allow Advisor to investigate the matter first.
XII.FURTHER INFORMATION

Supervised persons should contact the CCO or Legal Counsel regarding any inquiries pertaining to the Code or the policies established herein.
XIII.RECORDS

The CCO or a designee shall maintain, and cause to be maintained in a readily accessible place, the following:
•A copy of any code of ethics adopted by Advisor pursuant to Advisers Act Rule 204A-1, which is or has been in effect during the past five years.
•A record of any violation of the Code, and any action that was taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred.
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•A record of all acknowledgments of receipt of the Code, and amendments thereto, for each person who is currently, or within the past five years was, a supervised person, which shall be retained for five years after the individual ceases to be a supervised person of Advisor.

•A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports.
•A list of all persons who are, or within the preceding five years have been, access persons.
•A record of any decision, and the reasons supporting such decision, to approve a supervised person’s acquisition of securities in IPOs and limited offerings within the past five years, after the end of the fiscal year in which such approval is granted.

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